UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2006

COMBINATORX, INCORPORATED

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-51171	04-3514457
(Commission File No.)	(IRS Employer Identification No.)

650 Albany Street
Boston, MA 02118

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (617) 425-7000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On January 30, 2006, CombinatoRx, Incorporated (the “CombinatoRx”) entered into a Research and License Agreement with Fovea Pharmaceuticals SA of Paris, France (“Fovea”).  Under the terms of the agreement, Fovea agrees to conduct, at its own expense, pre-clinical and clinical development for certain ophthalmic indications of between 15 and 30 combination drug candidates it selects from the CombinatoRx portfolio of product candidates, including creating ophthalmic formulations for these selected drug candidates.  Fovea is obligated to develop combination candidates that meet agreed upon development criteria to a specified stage of clinical development and, for those combination candidates that are selected by the Joint Steering Committee formed under the agreement, up to the start of Phase III clinical trials.

CombinatoRx and Fovea will jointly own new intellectual property and data generated by Fovea up to Phase III trials.  CombinatoRx retains the rights to develop and commercialize combination candidates licensed to Fovea in North America and certain other countries.  CombinatoRx will grant to Fovea exclusive rights to commercialize selected combination candidates that are developed to Phase III clinical trials for specified ophthalmic indications in Europe and all other countries that are not retained by CombinatoRx or shared by the parties under the agreement. The parties will have co-exclusive rights in Japan and Taiwan and may choose to jointly pursue Phase III trials and regulatory approval of the combination candidates in preparation for launch in their respective territories.

Under the agreement, CombinatoRx will also grant to Fovea an exclusive worldwide license to certain preclinical drug combinations to treat allergic and inflammatory diseases of the front of the eye.  For these licensed combinations, CombinatoRx is eligible to receive up to approximately $20 million in upfront and development and regulatory milestone payments for the first combination successfully developed, and an additional milestone payment for the approval of a combination in a specified additional indication.  CombinatoRx is also eligible to receive royalties for each product commercialized by Fovea.

The license agreement has no definite term; however, Fovea’s royalty payment obligations terminate on the later of 15 years from the date of the first commercial sale of a licensed combination and the expiration of all patents covering a royalty bearing product under the license agreement, each on a country-by-country basis.  The agreement may be terminated on a combination by combination basis by either party upon an unremedied material breach; provided that, upon the third occurrence of an unremedied material breach by Fovea, CombinatoRx may terminate the agreement in its entirety.  In addition, if Fovea fails to diligently pursue development of a CombinatoRx combination product candidate it selects, after discussions between the parties and a 60-day period for Fovea to rectify such breach or diligently pursue actions to rectify the breach, the agreement may be terminated by CombinatoRx for such combination product candidate.  CombinatoRx may terminate the agreement if Fovea fails to make required undisputed payments, and CombinatoRx may terminate the exclusive license for diseases of the front of the eye if Fovea fails to pay the up-front license execution fee in its entirety.  In addition, either party may terminate the agreement upon the insolvency of the other party.

Item 8.01.              Other Events.

On January 31, 2006, the CombinatoRx issued a press release announcing the entry into the Research and License Agreement with Fovea.  The full text of the CombinatoRx’s press release regarding the announcement is filed as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01.                                          Financial Statements and Exhibits.

(c)    Exhibits

Exhibit No.	Description
99.1	Press release of CombinatoRx, Incorporated dated January 31, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMBINATORX, INCORPORATED

By:	/s/ Robert Forrester
Name: Robert Forrester
Title: Chief Financial Officer, Treasurer and Secretary

Dated:  January 31, 2006

Index to Exhibits

Exhibit No.	Description
99.1	Press release of CombinatoRx, Incorporated dated January 31, 2006.